Exhibit 99.3

SELECTED QUARTERLY FINANCIAL INFORMATION

(Unaudited)

Selected quarterly information for the years ended December 31, 2002 and 2001 is as follows (in thousands, except per unit amounts):

	Quarter Ended
	December 31	September 30	June 30	March 31

2002

Revenues from Rental Operations	$176,341	$181,188	$179,525	$174,472
Revenues from Service Operations	11,401	11,584	15,364	29,271
Net income available for common units	31,236	43,452	54,015	51,043
Basic income per common unit	$0.21	$0.29	$0.36	$0.34
Diluted income per common unit	$0.21	$0.29	$0.36	$0.34
Weighted average common units	149,884	149,810	149,310	148,670
Weighted average common and dilutive potential common units	150,692	151,256	151,092	150,270
Funds From Operations(1)	$89,704	$89,536	$98,841	$98,373
Cash flow provided by (used by):
Operating activities	$91,608	$102,277	$163,822	$211,266
Investing activities	(129,022)	(55,738)	(103,058)	(49,429)
Financing activities	11,409	(4,840)	(72,583)	(159,036)

2001

Revenues from Rental Operations	$177,188	$176,003	$179,627	$181,921
Revenues from Service Operations	12,835	21,676	23,627	22,321
Net income available for common units	50,130	88,018	56,877	67,405
Basic income per common unit	$0.34	$0.59	$0.39	$0.46
Diluted income per common unit	$0.34	$0.58	$0.38	$0.45
Weighted average common units	147,961	148,396	147,899	147,240
Weighted average common and dilutive potential common units	149,842	158,594	149,572	151,031
Funds From Operations(1)	$95,657	$101,375	$101,645	$97,016
Cash flow provided by (used by):
Operating activities	$81,708	$167,802	$21,545	$77,625
Investing activities	(43,061)	38,918	125,192	(27,561)
Financing activities	(38,160)	(296,623)	(85,940)	(50,192)

(1)               Funds From Operations is defined by the National Association of Real Estate Investment Trusts as net income or loss, excluding gains or losses sales of depreciated property, plus operating property depreciation and amortization and adjustments for minority interest and unconsolidated companies on the same basis. Funds From Operations does not represent cash flow from operations as defined by generally accepted accounting principles, should not be considered as an alternative to net income as an indicator of the Partnership’s operating performance, and is not indicative of cash available to fund all cash flow needs.